EXHIBIT (a)(1)(ix)

FORM OF COMMUNICATION TO TENDERING OPTION HOLDERS

Internal Communication

ESS Stock Option Exchange
Election Confirmation Statement

Date

Dear      :

Under the terms of the ESS Stock Option Exchange program, you have elected to exchange the following options:

		Options	Grant/Base	Options	Replacement
Grant #	Grant Date	Granted	Price	Exchanged	Options

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.

You may change your election at any time before 9:00 p.m. Pacific (California) Time on December 27, 2004, by

1.	sending a new Election Form to us by facsimile at (510) 492-1388, or

2.	sending through interoffice mail, regular mail or courier a new Election Form to

      Jayme Vieth (Receptionist)
      ESS Technology, Inc.
      48401 Fremont Blvd.
      Fremont, California 94538

unless this offer is extended, in which case we will accept your options by the deadline of the expiration of the extended period. The most current election submitted and received by our office before the above deadline will be the one considered for acceptance to exchange.

If you need to obtain a new Election Form, please call the Stock Administrator at (510) 492-1377.